Exhibit 10.3

MOODY’S CORPORATION CAREER TRANSITION PLAN

The Moody’s Corporation Career Transition Plan (the “Plan”) is intended to provide certain eligible employees of Moody’s Corporation (the “Company”), and its participating affiliates, severance benefits in the event of such employee’s Eligible Termination under the terms and conditions set forth in the Plan. This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is governed by ERISA. As such, there are no vested rights to any benefits under the Plan, and the Plan may be amended, modified or terminated at any time. Please review the section entitled “Amendment and Termination” regarding the Company’s reservation of rights. This document constitutes both the official plan document and the summary plan description under ERISA.

ARTICLE 1

DEFINITIONS

1.1 “Cause” shall mean (a) willful malfeasance, willful misconduct, or gross negligence by the Eligible Employee in connection with his or her employment, (b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports or the Participating Company’s board of directors, (c) failure by the Eligible Employee to observe material policies of the Participating Company applicable to the Eligible Employee (including, without limitation, the Code of Business Conduct) or (d) the conviction of, or plea of guilty or nolo contendere by, the Eligible Employee to (i) any felony or (ii) any misdemeanor involving moral turpitude. The determination of whether a termination or other separation from employment is for Cause shall be made by the Committee, in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected individual.

1.2 “Committee” shall mean the Management Benefits & Compensation Committee, which is a subcommittee of the Governance and Compensation Committee of the board of directors of the Company, or any other committee appointed by the board of directors of the Company to administer the Plan.

1.3 “Eligible Employee” shall mean a regular full-time salaried employee or regular part-time salaried employee of any Participating Company who:

(a) is on the United States payroll of a Participating Company; and

(b) shall have executed a Severance and Release Agreement.

Notwithstanding the foregoing, an “Eligible Employee” shall not include any individual: (A) (i) designated by the Participating Company as a casual, seasonal, hourly, temporary, or limited duration employee (i.e., those hired for a specific job of limited duration); (ii) designated by the Participating Company as a leased employee; (iii) designated by the Participating Company as an “independent contractor”; or (iv) as to whom the Participating Company does not withhold income taxes; any such individual shall not be an Eligible Employee even if he or she is later retroactively reclassified or recharacterized as a common-law employee of the Participating

Company during all or any part of such period pursuant to applicable law or otherwise; (B) who pursuant to an individual employment contract, offer letter or otherwise is or may be entitled to receive severance from the Participating Company other than pursuant to this Plan and does not waive and relinquish that entitlement in a writing that is in form and substance satisfactory to the Participating Company; or (C) who is otherwise designated by the management of the Participating Company (in its sole discretion) to be ineligible to participate in the Plan.

1.4 “Eligible Termination” shall mean, on or after the Effective Date (as set forth in Article 7), (a) an involuntary termination of employment with a Participating Company by reason of a reduction in force program, job elimination, or unsatisfactory performance in the execution of an Eligible Employee’s duties; (b) a resignation mutually agreed to in writing by the Participating Company and the Eligible Employee; or (c) any other termination that is designated by the management of the Participating Company (in its sole discretion) to be an Eligible Termination. Notwithstanding the foregoing, an Eligible Termination shall not include (w) a unilateral resignation; (x) a termination by a Participating Company for Cause; (y) a termination as a result of a sale (whether in whole or in part, of stock or assets), merger or other combination, spinoff, reorganization or liquidation, dissolution or other winding up or other similar transaction involving a Participating Company; or (z) any termination where an offer of employment is made to the Eligible Employee of a comparable position at a Participating Company or any affiliate of a Participating Company concurrently with his or her termination.

1.5 “Participating Company” shall mean the Company or any other affiliated entity more than 50% of the voting interests of which are owned, directly or indirectly, by the Company and which has elected to participate in the Plan by action of its board of directors.

1.6 “Salary” shall mean an Eligible Employee’s annual base salary at the time his or her employment terminates, as reflected on the Participating Company’s payroll records, and does not include bonuses, overtime pay, commissions, incentive or deferred compensation or other additional compensation.

1.7 “Severance and Release Agreement” shall mean an agreement provided by the Participating Company to an Eligible Employee in connection with his or her termination of employment, which, if executed by the Eligible Employee (and not timely revoked), will acknowledge his or her termination of employment with the Participating Company and release the Participating Company and all of its affiliates and any other applicable persons from liability for any and all claims.

1.8 “Years of Service” shall mean one-twelfth (1/12th) of an Eligible Employee’s total number of full months of active regular employment (whether full-time or part-time) with a Participating Company (beginning with his or her initial date of hire as provided below*); provided that such number of Years of Service shall be rounded up to the next whole number. For purposes of this Section 1.8, “Years of Service” shall not include any period of active regular employment for which an Eligible Employee has already received (or been entitled to receive) benefits from a Participating Company under this Plan, any employment agreement, offer letter, settlement or any other severance plan, policy or arrangement. (*If following the initial date of hire, the employee terminated employment with a Participating Company and within one year of such termination became re-employed by a Participating Company, Years of Service will be calculated using the initial date of hire and deducting the time during which the employee was not employed by a Participating Company.)

ARTICLE 2

SEVERANCE BENEFITS

2.1 Subject to the provisions of this Article 2, and in consideration of the Eligible Employee executing a Severance and Release Agreement in such form as is satisfactory to the Participating Company, in the event of an Eligible Termination, an Eligible Employee shall be entitled to receive from the Participating Company:

(a) if earning a Salary of less than $100,000 at the time of an Eligible Termination, the benefits set forth on Schedule A hereto; or

(b) if earning a Salary equal to or greater than $100,000 at the time of an Eligible Termination, the benefits set forth on Schedule B hereto.

2.2 Notwithstanding any other provision contained herein, the grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee signing a Severance and Release Agreement in such form as is satisfactory to the Participating Company, in its sole discretion, under which, among other things, the Eligible Employee releases and discharges the Participating Company and all of its affiliates and any other applicable persons from all claims and liabilities relating to the Eligible Employee’s employment with the Participating Company and/or the termination of the Eligible Employee’s employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable, and the Eligible Employee not revoking the Severance and Release Agreement during any revocation period set forth therein. Severance shall be paid only after the Severance and Release Agreement has been signed and the time for the Eligible Employee to revoke the Severance and Release Agreement, if any, has expired and the Severance and Release Agreement has become effective in accordance with its terms.

2.3 Notwithstanding any other provision contained herein, the Chief Executive Officer of the Participating Company may, at any time, take such action as such officer, in such officer’s sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to the applicable Schedule or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a “welfare benefit plan” under Section 3 (1) of ERISA.

2.4 Notwithstanding any other provision contained herein, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of termination of your employment, to the extent necessary to comply with Section 409A of the Code, no severance payments or benefits will be paid or provided to you before the date that is six months after the date of the termination of employment; provided, that such payments and benefits will be accumulated (without interest) and paid to you as soon as practicable on or after the first day of the seventh month following the date of termination of employment. In no event shall a Participating Company be liable to you for any adverse tax consequences under Section 409A of the Code for any payment made under this Plan.

ARTICLE 3

AMENDMENT AND TERMINATION

3.1 The Company reserves the right, in its sole and absolute discretion, to terminate the Plan on behalf of any or all Participating Companies at any time and for any or no reason and without any further obligation by action of its board of directors or such other person or persons to whom the board properly delegates such authority. Any other Participating Company may cease participation in the Plan by action of its board of directors or such other person or persons to whom such board properly delegates such authority.

3.2 The Company or such other person or persons to whom such board properly delegates such authority shall have the right, in its sole and absolute discretion, to modify or amend the terms of the Plan at any time, or from time to time, for any or no reason.

3.3 All modifications of or amendments to the Plan shall be in writing.

ARTICLE 4

ADMINISTRATION OF THE PLAN

4.1 The Committee shall be the Plan administrator who has authority to control and manage the operation and administration of the Plan and to manage and control any assets to the extent such assets have been set aside pursuant to Section 5.2 of this Plan.

4.2 The Committee may from time to time delegate its responsibilities to officers of the Company or a Participating Company. The Committee may employ one or more persons to render advice with regard to any responsibility the Committee has under the Plan.

4.3 The Committee (and its delegees) shall have the exclusive right to interpret any and all of the provisions of the Plan and to determine any questions arising thereunder or in connection with the administration of the Plan. Any decision or action by the Committee (and its delegees) shall be conclusive and binding upon all employees, members and beneficiaries. In all instances the Committee (and its delegees) shall have complete discretionary authority to determine eligibility for participation and benefits under the Plan, as well as any other matter of fact or interpretation relating to the Plan, and to construe and interpret all provisions of the Plan and all documents relating thereto including, without limitation, all disputed and uncertain terms. It is the intention of the preceding sentences that the Committee’s (and its delegees’) decision(s), if reviewed by a Federal or state court or an arbitrator, are reviewed based on an abuse of discretion or “arbitrary or capricious standard,” and not a “de novo standard,” and that all deference permitted by law shall be given to such constructions, interpretations and determinations of the Committee (and its delegees). Should any dispute arise as to eligibility to receive, or amount of, benefits provided under the Plan, such dispute shall be resolved pursuant to the Claims Procedures attached hereto as Schedule C.

4.4 Any action to be taken by the Committee shall be taken by a majority of its members either at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one Committee member and the secretary of the Committee shall be sufficient evidence to any person of any action taken pursuant to the Plan.

4.5 Any person, corporation or other entity may serve in more than one capacity under the Plan.

4.6 The Company shall indemnify any individual who is a director, officer or employee of a Participating Company, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

ARTICLE 5

MISCELLANEOUS

5.1 Neither the establishment of the Plan nor any action of a Participating Company, the Committee, or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with a Participating Company. Each Participating Company expressly reserves the right to discharge any employee to the same extent as if the Plan had not been put into effect.

5.2 Benefits payable under the Plan shall be paid out of the general assets of a Participating Company. No Participating Company needs to fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding any Participating Company from funding or setting aside amounts in anticipation of paying such benefits. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Participating Company that employed such Eligible Employee.

5.3 A Participating Company shall deduct from the amount of any severance benefits payable hereunder the amount required by law to be withheld for the payment of any taxes and any other amounts properly to be withheld.

5.4 Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

5.5 This Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision of the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions). This Plan will be of no force or effect with respect to an Eligible Employee to the extent superseded by foreign law.

5.6 This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and of any Participating Company (whether written or unwritten).

5.7 Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

5.8 In the event that the Committee finds that an Eligible Employee (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Eligible Employee (or designated beneficiary) was or would have been otherwise entitled under this Plan.

5.9 Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

ARTICLE 6

YOUR RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (ERISA). ERISA provides that all plan participants shall be entitled to:

RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS

Examine, without charge, at the office of the Plan Administrator (as defined below) and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and summary plan description. The Plan Administrator may make a reasonable charge for the copies.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries’ of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal Court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a State or Federal Court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal Court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the persons you have sued to pay these cost and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in you telephone directory or the Division of Technical Assistance and Inquiries. Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE 7

OTHER IMPORTANT INFORMATION.

OFFICIAL NAME OF THE PLAN:	Moody’s Corporation Career Transition Plan

SPONSOR:	Moody’s Corporation
7 World Trade Center at 250 Greenwich Street
New York, NY 10007
212.553.0300

EMPLOYER IDENTIFICATION
NUMBER (EIN):	13-3998945

PLAN NUMBER:	526

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	The Management Benefits & Compensation
Committee, a subcommittee of the Governance and

Compensation Committee of the board of directors of the Company
7 World Trade Center at 250 Greenwich Street
New York, NY 10007
212.553.0300

AGENT FOR SERVICE OF
LEGAL PROCESS:	Plan Administrator
c/o Director, Compensation & Benefits
7 World Trade Center at 250 Greenwich Street
New York, NY 10007
212.553.0300

EFFECTIVE DATE:	November 8, 2007

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.

Service of legal process may be made upon the Plan Administrator.

No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated.

Severance pay is subject to Federal and state income and Social Security tax withholdings and any other withholdings mandated by law.

Schedule A

This Schedule A is applicable to Eligible Employees covered by Section 2.1 (a) of the Plan. An Eligible Employee entitled to benefits hereunder shall, subject to Article 2 of the Plan, receive the following:

1.	Salary Continuation.

If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance, he or she shall receive the higher of (i) four weeks of Salary continuation or (ii) 2 weeks of Salary continuation for each Year of Service. If the Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance, he or she shall receive the higher of (i) two weeks of Salary continuation or (ii) one week of Salary continuation for each Year of Service. In any event, such amounts shall be payable at the times the Eligible Employee’s Salary would have been paid if employment had not terminated, over a period equal to the number of weeks of Salary continuation (the “Salary Continuation Period”). The maximum amount of Salary continuation hereunder shall be 52 weeks. All Salary continuation payments shall cease upon reemployment by a Participating Company during the Salary Continuation Period.

2.	Welfare Benefit Continuation.

Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Participating Company for such benefits. For purposes of determining an Eligible Employee’s entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA (COBRA), such employee’s 18-month or other period of coverage shall commence on his or her termination of employment.

3.	Annual Bonus Payment.

Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in the event the Eligible Employee was employed by a Participating Company for at least six full months during such year and the Eligible Employee participated in an annual bonus plan (the “Annual Incentive Plan”) immediately prior to termination of employment. In such event, the Eligible Employee shall receive a bonus in an amount equal to the actual bonus which would have been payable under the Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

4.	Death.

Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraph 1 of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

5.	Other Benefits.

The Eligible Employee may be entitled to such outplacement services during the Salary Continuation Period as may be provided by, and in the sole discretion of, the Participating Company.

6.	No Further Grants, Etc.

Following an Eligible Employee’s termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by a Participating Company including, but not limited to, any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of a Participating Company. Any unvested or unexercised options, unvested restricted stock and all other benefits under any plan or program maintained by a Participating Company (including, but not limited to, any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment, shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

Schedule B

This Schedule B is applicable to Eligible Employees covered by Section 2.1 (b) of the Plan, provided, however that an Eligible Employee who incurs an Eligible Termination for any reason other than unsatisfactory performance with more than 17 Years of Service, may elect to have Schedule A apply in its entirety in lieu of this Schedule B. An Eligible Employee entitled to benefits hereunder shall, subject to Article 2 of the Plan, receive the following:

1.	Salary Continuation

(a) If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance and his or her Salary at the time employment terminates is equal to or greater than $100,000 but less than $150,000, the Eligible Employee shall be entitled to receive 26 weeks of Salary continuation. If an Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance and his or her Salary at the time employment terminates is equal to or greater than $100,000 but less than $150,000, the Salary continuation the Eligible Employee would have otherwise been entitled to receive shall be reduced by 50%.

(b) If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance and his or her Salary at the time employment terminates is greater than or equal to $150,000 but less than or equal to $200,000, the Eligible Employee shall be entitled to receive 39 weeks of Salary continuation. If an Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance and his or her Salary at the time employment terminates is greater than or equal to $150,000 but less than or equal to $200,000, the Salary continuation the Eligible Employee would have otherwise been entitled to receive shall be reduced by 50%.

(c) If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance and his or her Salary at the time employment terminates is greater than $200,000, the Eligible Employee shall be entitled to receive 52 weeks of Salary continuation. If an Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance and his or her Salary at the time employment terminates is greater than $200,000, the Salary continuation the Eligible Employee would have otherwise been entitled to receive shall be reduced by 50%.

(d) The amounts set forth in this paragraph 1 shall be payable at the times the Eligible Employee’s Salary would have been paid if employment had not terminated, over a period equal to the number of weeks of Salary continuation (the “Salary Continuation Period”). In the event the Eligible Employee performs services for an entity other than a Participating Company during the Salary Continuation Period, such employee shall notify the Participating Company on or prior to the commencement thereof. For purposes of this Schedule B, to “perform services” shall mean employment or services as a full-time employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation (other than a Participating Company). All Salary continuation payments shall cease upon re-employment by a Participating Company or any affiliate of a Participating Company during the Salary Continuation Period.

2.	Welfare Benefit Continuation.

Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Participating Company for such benefits. For purposes of determining an Eligible Employee’s entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA (COBRA), such employee’s 18-month or other period of coverage shall commence on his or her termination of employment.

3.	Annual Bonus Payment.

Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination may be paid in the event the Eligible Employee was employed by a Participating Company for at least six full months during such year and the Eligible Employee participated in an annual bonus plan (the “Annual Incentive Plan”) immediately prior to termination of employment. In such event, the Eligible Employee shall receive a bonus in an amount equal to the actual bonus which would have been payable under the Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated. Notwithstanding the foregoing, no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan not on a calendar year basis.

4.	Death.

Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraph 1 of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

5.	Other Benefits.

The Eligible Employee shall be entitled to such individual outplacement services during the Salary Continuation Period as may be provided by, and in the discretion of, the Participating Company. During the Salary Continuation Period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

6.	No Further Grants, Etc.

Following an Eligible Employee’s termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by a Participating Company including, but not limited to, any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of a Participating Company. Any unvested or unexercised options, unvested restricted stock and all other benefits under any plan or program maintained by a Participating Company (including, but not limited to, any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

Schedule C

Claims Procedures.

1. No Eligible Employee or beneficiary or other person or entity shall have any right or claim to benefits under the Plan, or any right or claim to payment from the Plan, except as specified herein. Any dispute as to eligibility, type, amount or duration of benefits or any right or claim to payments from the Plan shall be resolved pursuant to the Claims Procedures of this Schedule C and the provisions of the Plan.

2. All initial and disputed claims for benefits under the Plan shall be submitted to the Director, Compensation and Benefits or such other person designated by the Committee (the “Claims Administrator”). Submission of an initial claim for benefits under the Plan shall be made on forms, or in any other format, designated by the Claims Administrator. The Claims Administrator shall decide within 90 days after receiving the claim, on the forms (or in the format) designated by the Claims Administrator, from an Eligible Employee or beneficiary (hereinafter referred to as “Claimant”), or his duly authorized representative.

3. If the Claims Administrator determines that an extension of time for processing is required, written or electronic notification of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render the benefit determination.

4. The period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with these claim procedures without regard to whether all the information necessary to make a benefit determination accompanies the filing.

5. If the claim is denied in part or in full, written or electronic notice of denial shall be sent to the Claimant or his duly authorized representative. The written or electronic notice shall be set forth in a manner calculated to be understood by the Claimant and include:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; (d) explanation of the Plan’s claim review procedures and the time limits applicable to such procedures including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

6. Except as set forth in section 11 below, within 60 days after the denial of a claim, the Claimant, or his duly authorized representative, may appeal, in writing, the denial of the claim to the Committee and request a review. In connection with the review, the Claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits. Such review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claims, without regard to whether such information was submitted or considered in the initial benefit determination.

7. The Committee shall deliver the decision on review, in writing or electronic means, to the Claimant or his duly authorized representative not later than 60 days after the receipt of the request for such review, unless there are special circumstances (such as holding a hearing, if the Committee deems necessary), which require extensions of time for processing. If the Committee determines that an extension of time for processing is required, written or electronic notification of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

8. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with these claim procedures without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended due to Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

9. In the case of an adverse benefit determination on review, the Committee shall provide access to, and copies of all documents, records, and other information relevant to the Claimant’s claim for benefits.

10. The decision shall be sent in writing or by electronic means and shall set forth in a manner calculated to be understood by the Claimant and include:

(a) the specific reason or reasons for the denial;

(b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; (d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

11. The Claims Administrator’s decisions on claims (where no review is requested) and the Committee’s decisions on review (where review is requested) shall be in the discretionary and sole and absolute authority of the Claims Administrator (where no review is requested) and the Committee (where review is requested) and shall be binding and conclusive on all interested persons as to participation, benefit eligibility and benefits and any other matter of fact or interpretation relating to the Plan. It is the intention of the preceding sentence that the Claim Administrator’s decision(s) and the Committee’s decision(s) if reviewed by a Federal or state court or an arbitrator are reviewed based on an abuse of discretion or “arbitrary or capricious standard”, and not a de novo standard.”